Prospectus Supplement No. 1                           Registration No. 333-22125
to Prospectus dated April 11, 1997                     Rule 424(b)(3)Prospectus

                           Penn Treaty American Corporation
              $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                           2,628,340 shares of Common Stock

    This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997 (the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:



                                               Principal
                                                Amount
                                                of Notes                        Number of
                                              Beneficially                      Conversion
                                              Owned and          Percent of        Shares
                                              That May           Outstanding    That May
    Name(1)                                    Be Sold              Notes       Be Sold(2)
    -------                                   ------------       -----------    ----------

Bear, Stearns & Co. Inc. (4)(5)..............  $1,790,000          2.39%            62,939
Colonial Penn Insurance Co...................     700,000            *              24,613
Colonial Penn Life Insurance Co..............     700,000            *              24,613
Glen Eagles Fund, L.P........................     650,000            *              22,855
McMahan Securities Co. L.P. (6)..............   2,025,000          2.71             71,202
Palladin Partners, L.P.......................     150,000            *               5,274
Paloma Securities L.L.C......................   1,350,000          1.81             47,468
Ramius Fund..................................     800,000          1.07             28,129
Shepherd Investments International, Ltd......     125,000            *               4,395
Stark International..........................     125,000            *               4,395
------------------
*   Less than 1%


(1) The information set forth herein is as of April 28, 1997 and will be updated as required. Certain of the Holders share investment power with their respective investment advisors.
(2) Assumes conversion of the full amount of Notes held by such Holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.
(4) Bear, Stearns & Co. Inc. ("Bear Stearns") was an Initial Purchaser in the private placement of the Notes.
(5) The amount listed includes an additional $429,000 principal amount of Notes beneficially owned by Bear Stearns. Bear Stearns, as principal, purchased an aggregate of $429,000 of the Notes at a net price of $111 per $1,000 Note on April 19, 1997. Bear Stearns has resold or will resell such Notes in the manner described under "Plan of Distribution." Any compensation in the form of discounts, fees or commissions and any profits on the sales of such Notes may be deemed underwriting discounts or commissions.
(6) The amount listed reflects an additional $1,625,000 principal amount of Notes beneficially owned by the McMahan Securities Co. L.P.

                The date of this Prospectus Supplement is May 6, 1997